Exhibit 10.10
TRANSLATION FOR REFERENCE ONLY

SHARE TRANSFER AGREEMENT

Among
Yuanming Li
Zhuohong Wang
Xingwei Wang
Qing He
Jikui Tan
And
Jiuchang Wang
Shi Li
Xin Zhang
Regarding
Dalian Haihui Sci-Tech Co., Ltd.
Dated as of January 23, 2008

TRANSLATION FOR REFERENCE ONLY

TRANSLATION FOR REFERENCE ONLY
This Share Transfer Agreement (this “Agreement”), is entered into by and among the following parties on January 23, 2008:
(1)	Yuanming Li, a PRC citizen with his ID Card No. of 21021119560326581x;

(2)	Zhuohong Wang, a PRC citizen with her ID Card No. of 210211196606095822;

(3)	Xingwei Wang, a PRC citizen with his ID Card No. of 210602196308213515;

(4)	Qing He, a PRC citizen with his ID Card No. of 220203196610013617;

(5)	Jikui Tan, a PRC citizen with his ID Card No. of 210225700720029 (the above parties hereinafter are referred to individually as a “Transferor” and collectively as the “Transferors”);

(6)	Jiuchang Wang, a PRC citizen with his ID Card No. of 210211195210265835;

(7)	Shi Li, a PRC citizen with his ID Card No. of 110105196101272110; and

(8)	Xin Zhang, a PRC citizen with his ID Card No. of 150202197311211218 (Jiuchang Wang, Shi Li and Xin Zhang hereinafter are referred to individually as a “Transferee” and collectively as the “Transferees”).
(In this Agreement, the above parties may be referred to individually as a “Party” and collectively as the “Parties”.)
WHEREAS,
(A)	Dalian Haihui Sci-Tech Co., Ltd. (the “Company”) is a domestic company limited by shares incorporated and existing under the laws of the PRC with its registered address at No. 35 Lixian Street, Dalian City, PRC;

(B)	The Transferors collectively hold 6,909,709 shares of the Company, accounting for 100% of the issued share capital of the Company. The number of shares held by each Transferor and the corresponding shareholding percentage are set forth in Part 1 of Appendix I;

(C)	In accordance with the Binding Memorandum of Understanding, dated September 30 2007, by and among Yuanming Li, the Company, HiSoft Technology (Dalian) Co., Ltd. and HiSoft Technology International Limited (the “Memorandum”), each Transferor intends to sell his/her shares of the Company and each Transferee is willing to purchase such shares; each Transferor and each Transferee agree to complete the sale and transfer of such shares of the Company in accordance with the terms and conditions hereof.
The Parties hereby agree as follows:
Article 1 Definitions
1.1	Unless otherwise expressly stipulated or the context otherwise indicates, the following terms shall have the following meanings:

Share Transfer Agreement	1

TRANSLATION FOR REFERENCE ONLY
“AOA” means the articles of association of the Company (as may be supplemented and amended from time to time);

“Business Day” means any day other than a Saturday, Sunday or public holiday in Dalian City;

“HiSoft International” means HiSoft Technology International Limited, a company incorporated under the laws of Cayman Islands with its registered address at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands;

“Japan Subsidiary” means Haihui Sci-Tech Japan Co., Ltd.;

“Price” has the meaning set forth in Article 3.1;

“This Share Transfer” means, with respect to a Transferor, the transaction in which such Transferor transfers Target Shares to relevant Transferees in accordance with the terms and conditions hereof;

“Target Shares” means, with respect to a Transferor, the Company’s shares set forth opposite the name of such Transferor as listed in Part 1 of Appendix I and such shares are the target shares which such Transferor proposes to transfer to relevant Transferees hereunder;

“Completion” means that, with respect to This Share Transfer, the Company has completed amendment registration with the Registration Authority;

“Registration Authority” means the administration for industry and commerce with which the Company is registered;

“Renminbi” or “RMB” means the lawful currency of the People’s Republic of China;

“Transfer of Subsidiary Shares” has the meaning set forth in Article 6.1;

“US Subsidiary” means DMK International Inc..

1.2	Unless otherwise expressly stipulated or the context otherwise indicates,
1.2.1	any contract, agreement or document mentioned shall refer to such contract, agreement or document as may be amended, supplemented or replaced from time to time;

1.2.2	any person in this Agreement or other contracts, agreements or documents shall include his/her successors and permitted assignees;

1.2.3	any term or appendix mentioned shall refer to such term or appendix of this Agreement; and

1.2.4	“Party” or “Parties” shall mean a Party or Parties to this Agreement.

Share Transfer Agreement	2

TRANSLATION FOR REFERENCE ONLY
Article 2 Share Transfer
2.1	Subject to the fulfillment of the terms and conditions hereof,
2.1.1	Yuanming Li agrees to transfer to relevant Transferees, and relevant Transferees agree to purchase from Yuanming Li, the Target Shares in accordance with the following provisions:
1)	Yuanming Li transfers to Shi Li the Target Shares corresponding to the registered capital of RMB2,072,913;

2)	Yuanming Li transfers to Xin Zhang the Target Shares corresponding to the registered capital of RMB2,142,009.64;

3)	Yuanming Li transfers to Jiuchang Wang the Target Shares corresponding to the registered capital of RMB2,418,398.
2.1.2	Each of Zhuohong Wang, Xingwei Wang, Qing He and Jikui Tan agrees to transfer to Xin Zhang, and Xin Zhang agrees to purchase from the said Transferors, the Target Shares.
2.2	Any and all of the Target Shares transferred in accordance with this Agreement are free of any security interest, option, claim or other third party rights of any nature (including right of first refusal) and any other rights attached to such rights.

Each Transferor hereby acknowledges that the Company’s shares that such Transferor proposes to transfer hereunder are all of the shares that such Transferor holds in the Company. After the Completion of This Share Transfer, such Transferor shall have no interest in the registered capital of the Company.

2.3	After the Completion of This Share Transfer, the shareholding percentage of each Transferee is set forth in Part 2 of Appendix I hereto.

2.4	On the date hereof, the Company shall duly adopt the resolution of the shareholders’ general meeting to approve that, from the Completion date of This Share Transfer,
1)	each Transferor shall not hold any position of the Company, including but not limited to the legal representative, director, chairman, supervisor, general manager and chief of financial department;

2)	all of the Company’s incumbent supervisors resign their position as supervisor;

3)	the individuals jointly appointed by the Transferees shall hold all of the above positions.
Article 3 Price and Payment
3.1	Each Transferee agrees to pay the share transfer price (the “Price”) in the amount of Renminbi one (1) (RMB1.00) to each Transferor which has transferred the Target Shares

Share Transfer Agreement	3

TRANSLATION FOR REFERENCE ONLY
to such Transferee.

3.2	For the avoidance of doubt, the Price shall be the full consideration of the Target Shares and all collateral interests, including but not limited to interests in any undistributed profits of the Company. After the execution of this Agreement and before the Completion of This Share Transfer, the Company shall not declare or actually distribute any dividend (including any dividend (if any) which the Company proposes to distribute through a resolution of a shareholders’ general meeting as of the date hereof), and the Transferees shall be entitled to all dividends derived from the Target Shares.

3.3	The Transferees shall pay Renminbi one (1) (RMB1.00) in cash to the Transferors or the payees designated by the Transferors within three (3) Business Days after the date on which the amendment registration is filed with the administration for industry and commerce. After the receipt of the payment, each Transferor shall sign, or cause his/her designated payee to sign, a confirmation letter in the form of Appendix II hereto and deliver such properly signed confirmation letter to relevant Transferees. The Transferees’ payment obligation hereunder shall be fully performed upon Transferees’ payment of the price to Price to the Transferors or the said payees.
Article 4 Representations and Warranties
4.1	Each Party represents and warrants to the other Parties as follows:
4.1.1	he/she has the right, authorization and power to execute and perform this Agreement; and

4.1.2	upon execution, this Agreement shall constitute his/her legal, valid and binding obligation and may be enforceable against him/her in accordance with the terms hereof.
4.2	Each Transferor further makes representations and warranties set forth in Appendix III hereto to the Transferees.

4.3	Each Party warrants that each of his/her representations and warranties shall be true, accurate, complete and not misleading as of the date hereof. At the moment when this Agreement is executed and at the moment immediately before the Completion of This Share Transfer, each Party shall be deemed to warrant that each of his/her representations and warranties shall be true, accurate, complete and not misleading in the context of the facts and situation as of the execution of this Agreement and as of the Completion of This Share Transfer.

Article 5	Amendment Registration with Administration for Industry and Commerce in connection with the Share Transfer
After the Parties execute this Agreement, each Transferor shall use his/her best effort to immediately cooperate with the Company and the Transferees on the amendment registration in connection with This Share Transfer with the Registration Authority, including but not limited to taking any necessary actions and executing any necessary legal documents.

Share Transfer Agreement	4

TRANSLATION FOR REFERENCE ONLY
Article 6 Further Covenants
6.1	In consideration of the two (2) Stock Transfer Agreements executed by the Company and HiSoft International on July 24, 2007, in which the Company agrees to transfer all of its stocks of the US Subsidiary and the Japan Subsidiary to HiSoft International in accordance therewith (the “Transfer of Subsidiary Shares”), each Transferor covenants that he/she will execute documents and take further actions reasonably necessary for the full implementation of such stock transfer so as to cause HiSoft International to become the sole, registered and beneficial owner of all issued share capital of the US Subsidiary and the Japan Subsidiary.

6.2	Each Transferor covenants that he/she will not cause the Company to execute any new business agreements during the period from the execution of this Agreement to the Completion of This Share Transfer, except for the performance of relevant agreements already executed by the Company or projects actually implemented or projects requiring maintenance as of the date of the Memorandum, and projects to be subcontracted to other parties for performance.

6.3	Each Party shall further execute documents and take further actions reasonably necessary for the full implementation of this Agreement.

6.4	Without prejudice to the generality of Article 6.3, each Party shall provide assistance to the Company immediately after the execution of this Agreement to facilitate the Company to file the amendment registration with the Registration Authority with respect to the transfer of the Target Shares hereunder, change of the legal representative and directors of the Company and amendment to the AOA of the Company as soon as practical but no later than the Completion.

6.5	The Transferors and the Transferees agree to actively cooperate with the Company to facilitate the completion of the projects subsidized or awarded by government before the Completion of This Share Transfer.

6.6	In case of failure to complete any transaction contemplated under the Memorandum, including the share transfer arrangement stipulated herein as of March 31, 2008, unless (i) the Parties otherwise come to an agreement in writing, (ii) the Memorandum otherwise expressly stipulates, or (iii) the parties to the Memorandum agree in writing to continue the share transfer arrangement hereunder, this Agreement shall be rescinded automatically and the Parties agree to take all necessary actions to revoke and rescind all completed or ongoing transactions.

6.7	Yuanming Li covenants to each Transferee that his affiliates shall cause the Company’s existing employees designated by the Transferees to terminate their employments with the Company, and if the Company incurs any costs, expenses and fees (including but not limited to employees’ salaries, social insurance, housing fund and other operating costs) during the period from January 1, 2008 to the Completion date of This Share Transfer or the said employment termination date (whichever is later, such date is referred to as the “Target Date”), such costs, expenses and fees minus (i) the Company’s proposed external investment of Renminbi 20,000 (RMB20,000), and (ii) the total service fee of Renminbi

Share Transfer Agreement	5

TRANSLATION FOR REFERENCE ONLY
1,628,410 (RMB1,628,410) paid by the Company to Dalian Borui Information Technology Co., Ltd., an affiliate of Yuanming Li, in accordance with Article 4.2 of the Consulting Services Agreement executed by the Company and Dalian Borui Information Technology Co., Ltd. as of the date hereof, shall be deemed the loan granted by the Company to Yuanming Li, and Yuanming Li covenants that he or his designated third party shall repay the above loan in full to the Company within fourteen (14) calendar days from the Target Date.
Article 7 Notices
7.1	Any notices, requests, demands and other communications required by this Agreement or made in accordance with this Agreement shall be delivered to relevant Parties in writing based on the following information:
If to each Transferor:
Address: No. 35 Lixian Street, High-Tech Industrial Zone, Dalian City (116023)
Attention: Yuanming Li
Facsimile: 0411-84792822
If to each Transferee:
Address: 6/F, HaYa Plaza, No. 1 Shangdi East Road, Haidian District, Beijing (100085)
Attention: Xin Zhang
Facsimile: 010-59875599
7.2	The above notices or other communications shall be deemed to have been effectively given upon sending if sent by facsimile, upon delivery if personally delivered, or three (3) days after mailing if sent by mail.
Article 8 Liabilities for Breach of Contract
If any Party violates any provisions of this Agreement, the breaching Party shall indemnify the non-breaching Party against all costs, expenses, losses and liabilities suffered or incurred therefrom.
Article 9 Expenses and Taxes
9.1	The Parties shall pay their respective expenses, costs and fees in connection with the preparation, execution and performance of this Agreement.

9.2	The Parties shall be liable for the payment of any payable taxes arising from the transfer of shares in accordance with this Agreement. The Parties shall be liable for the payment of stamp duties in connection with the originals of this Agreement held by them.

Share Transfer Agreement	6

TRANSLATION FOR REFERENCE ONLY
Article 10 Survival
Obligations contained herein shall survive the Completion of This Share Transfer except for the oligations already performed and unless otherwise stipulated by this Agreement.
Article 11 Dispute Resolution
Any disputes arising from or in connection with this Agreement, including the dispute regarding the validity or existence of this Agreement, shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the then effective arbitration rules of CIETAC. The arbitration tribunal shall consist of three (3) arbitrators familiar with applicable corporate and commercial legal affairs. One (1) arbitrator shall be appointed by the Transferee(s), one (1) arbitrator shall be appointed by the Transferor(s) concerned and one (1) arbitrator shall be appointed by CIETAC chairman as jointly entrusted by the Transferee(s) and the Transferor(s) in accordance with applicable CIETAC rules. The arbitral award shall be final and binding upon the parties in dispute.
Article 12 Counterparts
This Agreement shall be executed in nine (9) counterparts, with each Transferor, each Transferee, the Company and the Registration Authority holding one (1) original respectively. For purpose of the completion of governmental examination and approval/filing procedures in connection with This Share Transfer, the Parties may execute additional originals.
Article 13 Effectiveness
This Agreement shall be effective and binding on all Parties from the date hereof.
Article 15 Amendment
This Agreement shall be amended by all Parties or their duly authorized representatives in writing and become effective upon execution. Notwithstanding the foregoing, since the rights and obligations of each Transferor hereunder are separate, if the amendment to this Agreement is only concerned with the rights and obligations of certain Transferor(s), only the written consent of such Transferor(s) and the Transferees is required for such amendment and the consent of the other Transferors is not required.
Article 16 Assignment
Without prior consent of the Transferees, no Transferor shall assign or attempt to assign any of his/her rights or obligations hereunder. However, without prior consent of a Transferor, the Transferees may assign any of his/her rights or obligations hereunder regarding such Transferor.
Article 17 Separate Transaction
The rights and obligations of each Transferor hereunder are separate. Each Transferor may complete the transfer of his/her Target Shares to the Transferees on his/her own, and such

Share Transfer Agreement	7

TRANSLATION FOR REFERENCE ONLY
transfer shall not be affected by other Transferors’ transfer of their respective Target Shares. Notwithstanding the foregoing, the Parties covenant that they will cooperate with each other so that the transfer of all Target Shares hereunder can be completed simultaneously where possible.
Article 18 Severability
The invalidity, illegality or unenforceability of any provisions hereof shall not affect the other provisions in this Agreement.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.
[the remainder of this page has been intentionally left blank]

Share Transfer Agreement	8

TRANSLATION FOR REFERENCE ONLY
Execution Page

Transferors: Yuanming Li
/s/ Yuanming Li

Zhuohong Wang
/s/ Zhuohong Wang

Xingwei Wang
/s/ Xingwei Wang

Qing He
/s/ Qing He

Jikui Tan
/s/ Jikui Tan

Share Transfer Agreement	Signature Page 1

TRANSLATION FOR REFERENCE ONLY

Transferees: Shi Li
/s/ Shi Li

Xin Zhang
/s/ Xin Zhang

Jiuchang Wang
/s/ Jiuchang Wang

Share Transfer Agreement	Signature Page 2

TRANSLATION FOR REFERENCE ONLY
Appendix I
The Company’s Share Capital Structure before and after the Share Transfer
1. The Company’s Share Capital Structure before the Share Transfer

		Shareholding
Name of Transferor	Registered Capital	Percentage	ID Card No.
Yuanming Li	RMB6,633,320.64	96%	21021119560326581x
Zhuohong Wang	RMB69,097.09	1%	210211196606095822
Xingwei Wang	RMB69,097.09	1%	210602196308213515
Qing He	RMB69,097.09	1%	220203196610013617
Jikui Tan	RMB69,097.09	1%	210225700720029

Total	RMB6,909,709.00	100%

2. The Company’s Share Capital Structure after the Share Transfer

		Shareholding
Name of Transferor	Registered Capital	Percentage	ID Card No.
Jiuchang Wang	RMB2,418,398	35%	210211195210265835
Shi Li	RMB2,072,913	30%	110105196101272110
Xin Zhang	RMB2,418,398	35%	150202197311211218

Total	RMB6,909,709.00	100%

Appendix I of Share Transfer Agreement	11

TRANSLATION FOR REFERENCE ONLY
Appendix II
Confirmation Letter
To [Relevant Transferees],
I, in accordance with pertinent provisions of the Share Transfer Agreement regarding Dalian Haihui Sci-Tech Co., Ltd. executed by [myself]/[the Transferor entrusting another party with the collection of the payment] and [relevant Transferees] and other relevant Parties on January 23, 2008 (the “Share Transfer Agreement”), [on behalf of [the Transferor entrusting another party with the collection of the Price]], hereby irrevocably confirm that (i) I, [on behalf of [the Transferor entrusting another party with the collection of the Price]], have received the share transfer price in the total amount of Renminbi one (1) (RMB1.00) paid by [relevant Transferees] to [I]/[the Transferor entrusting another party with the collection of the Price] in accordance with the Share Transfer Agreement; (ii) [relevant Transferees] have completed the performance of their payment obligation under the Share Transfer Agreement to [me]/[the Transferor entrusting another party with the collection of the Price] and have no other payment obligation.
Confirmed by:
[Relevant Transferors]/[Entrusted Parties]
Date:

Appendix II of Share Transfer Agreement	12

TRANSLATION FOR REFERENCE ONLY
Appendix III
Representations and Warranties
The terms defined in the text of this Agreement shall have the same meaning in this Appendix III, and the following terms shall have the following meanings:
“Encumbrance” means mortgage, charge, pledge, lien, option, restriction, right of first refusal, priority, third party rights or interests, other encumbrance or security interest of any kind, or prior arrangement of other kinds having a similar effect (including but not limited to ownership reservation or trust arrangement).
Article 1 Capability and Authority
1.1	The Transferors have the right, power and authorization to execute and deliver this Agreement and all documents to be executed on or before the Completion date and exercise their rights under this Agreement and such documents and perform their obligations and have taken all necessary actions therefor. The Transferors have not held the Target Shares on behalf of government, any national authorized investment agencies or any state-owned enterprises. With respect to This Share Transfer, the Transferors are not required to conduct appraisal of state-owned assets or obtain approval from or file with state-owned assets administration authorities.

1.2	The Company has the right, power and authorization to conduct the business in which it is engaged as of the date hereof.
Article 2 Materials
2.1	Before or when the Parties negotiate this Agreement, all materials provided by the Transferors or their representatives to the Transferees and advisors or agents of the Transferees shall be true, complete, accurate and not misleading.

2.2	All materials regarding the Target Shares and the Company, which may be vital to share purchasers, has been disclosed to the Transferees in writing.
Article 3 Target Shares
The Transferors are the legal owners of the Target Shares. The Transferors have paid full considerations for the Target Shares held by them. The registered capital of the Company has been fully paid-up and there is no occurrence or continuance of illicit withdrawal or other transfer of the Company’s registered capital in disguised form. There is no dispute or controversy over the Target Shares held by the Transferors. Except as disclosed to the Transferors, the Target Shares or any parts thereof are free from the Encumbrance and there is no agreement, arrangement or obligation for the creation of the Encumbrance. No person has claimed for the Encumbrance in connection with the Target Shares or any parts thereof.
Article 4 Transfer of the US Subsidiary and the Japan Subsidiary
4.1	As of the date hereof, the Company is the nominal and actual sole owner of the US

Appendix III of Share Transfer Agreement	13

TRANSLATION FOR REFERENCE ONLY
Subsidiary and the Japan Subsidiary, and the Company and HiSoft International executed the Stock Transfer Agreement on July 24, 2007, in which the Company agrees to complete the Transfer of Subsidiary Shares.

4.2	As of the date hereof, the Company has adopted proper shareholders’ general meeting resolutions and board resolutions to duly approve the Transfer of Subsidiary Shares. As of the Completion of This Share Transfer, such resolutions have not been amended and remain in full force.
Article 5 Internal Authorization and Procedures
5.1	At the moment when this Agreement is executed, each Transferor has properly executed the Company’s shareholders’ general meeting resolutions in which (i) This Share Transfer, (ii) change of the legal representative and directors of the Company, (iii) amendment to the AOA of the Company, and (iv) all other transactions contemplated hereunder, are approved properly.

5.2	As of the Completion of This Share Transfer, the resolutions set forth in Article 5.1 of Appendix III have not been amended and remain in full force unless otherwise agreed by the Transferees in writing.
Article 6 Trademarks
The Company is the sole and legal owner of Trademark (Haihui) (Trademark No. 3624742 and Trademark No. 3624743). Such trademarks have been properly registered and maintained in the PRC and have full validity. With respect to the ownership and use of such trademarks, the Company has not infringed upon or, as reasonably expected, may not infringe upon any third party interests, nor has the Company violated any requirements of laws and regulations.
Article 7 Full Disclosure
The Transferors have disclosed to the Transferees all information which may affect the Transferees’ decision on whether to execute and perform this Agreement. In particular, the Transferors have provided the Transferees with all resolutions adopted by the shareholders and the board from the establishment of the Company up to the present together with relevant meeting minutes completely.

Appendix III of Share Transfer Agreement	14